Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form F-3, as amended (File No. 333-273720) of Baosheng Media Group Holdings Limited of our report dated April 29, 2025, with respect to the consolidated balance sheet of Baosheng Media Group Holdings and its subsidiaries as of December 31, 2024 and 2023, and related consolidated statements of operations and comprehensive income (loss), change in shareholders’ equity, and cash flows for the year ended December 31, 2024, 2023 and 2022, appearing in this annual report on Form 20-F of the Company for the fiscal year ended December 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA, Inc.

PCAOB ID 6781

Irvine, California

April 29, 2025